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                                                                   EXHIBIT 23(a)


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated February 23, 1999, relating to the consolidated financial statements of Public Service Company of Colorado and subsidiaries included in the Combined Annual Report on Form 10-K of New Century Energies, Inc. for the year ended December 31, 1998, our report dated February 23, 1999, relating to the consolidated financial statements of Public Service Company of Colorado and subsidiaries included in the Combined Report on Form 8-K of New Century Energies, Inc. dated February 23, 1999, and to all references to our Firm included in this Registration Statement.


                                         /s/ ARTHUR ANDERSEN LLP


Denver, Colorado,
June 29, 1999